Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Horizons ETF Trust I and to the use of our report dated December 28, 2016 on the financial statements and financial highlights of Recon Capital DAX Germany ETF, Recon Capital NASDAQ 100 Covered Call ETF, BullMark LatAm Select Leaders ETF, and Recon Capital USA Managed Risk ETF, each a series of shares of beneficial interest in Recon Capital Series Trust. Such financial statements and financial highlights appear in the October 31, 2016 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

February 28, 2017